EXHIBIT 99.1

Colony Bankcorp, Inc. Declares Fourth Quarter Dividend and Announces Preliminary Approval for Participation in the U.S. Treasury Capital Purchase Program

FITZGERALD, Ga., Dec. 19, 2008 (GLOBE NEWSWIRE) -- Colony Bankcorp, Inc. (Nasdaq:CBAN) announced today that its Board of Directors declared a quarterly cash dividend of $0.0975 per share payable January 9, 2009 to shareholders of record on December 31, 2008. This represents an increase of 2.63 percent over the cash dividend paid of $0.095 per share in the fourth quarter a year ago and is level with the dividend payment last quarter. While earnings have decreased significantly in 2008 due to aggressively addressing problem loans during this economic downturn, Colony's capital position remains strong as its total risk-based capital ratio approximates 12.11 percent -- well above the regulatory minimum requirement of 10 percent to be categorized as "well-capitalized".

Colony Bankcorp, Inc. also announced that it has received preliminary approval from the U.S. Treasury for the sale of $28 million in preferred stock and related warrants to the U.S. Treasury under the Capital Purchase Program ("CPP") of the Emergency Economic Stabilization Act of 2008. The approval is subject to certain conditions and the execution of definitive agreements.

In this time of market uncertainty, the Company has elected to participate in the CPP to take advantage of the likely one-time opportunity to receive a very low-cost source of capital. The Company's participation in the CPP strengthens its current well-capitalized position and increases liquidity. Colony's board and management believe maintenance of capital at elevated levels during the current challenging economic environment is desirable. However, the Company does anticipate using some of the capital to expand its business through careful lending, enhanced customer service and pursuing potential growth opportunities to increase shareholder value.

Colony Bankcorp, Inc. is a bank holding company headquartered in Fitzgerald, Georgia, with thirty locations in south and middle Georgia cities of Fitzgerald, Warner Robins, Centerville, Ashburn, Leesburg, Cordele, Albany, Thomaston, Columbus, Sylvester, Tifton, Moultrie, Douglas, Broxton, Savannah, Eastman, Chester, Soperton, Rochelle, Pitts, Quitman and Valdosta, Georgia. Total consolidated assets of the company approximate $1.25 billion.

Colony Bankcorp, Inc. Common Stock is quoted on the Nasdaq National Market under the symbol "CBAN."

CONTACT:  Colony Bankcorp, Inc.
          Terry L. Hester, Chief Financial Officer
          (229) 426-6002